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EXHIBIT 21.1

Subsidiaries of the Registrant

ENTITY	JURISDICTION OF INCORPORATION OR ORGANIZATION
Objet Geometries Inc. (dba Objet Inc.)	Delaware
Objet AP Limited	Hong Kong
Objet Shanghai Ltd.	China
Objet GMBH	Germany
Objet Japan Co. Ltd.*	Japan
Stratasys International Ltd.	Israel
Seurat Holdings Inc.	Delaware
Oaktree Merger Inc.	Delaware

*
The registrant holds a 51% interest in this entity.

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EXHIBIT 21.1
Subsidiaries of the Registrant